EXHIBIT 99.2
American Eagle Outfitters, Inc.
Fourth Quarter 2010
Conference Call Transcript dated March 9, 2011
Operator: Greetings, and welcome to the American Eagle fourth-quarter 2010 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan. You may begin.
Judy Meehan- American Eagle Outfitters, Inc.- VP of IR: Good morning, everyone. Joining me today are Jim O’Donnell, Chief Executive Officer; Roger Markfield, Vice President and Executive Creative Director; and Joan Hilson, Executive Vice President, Chief Financial Officer.
If you need a copy of our fourth-quarter press release, it is available on our website, ae.com. As we review our financials today, please keep in mind that fiscal 2010 results are from continuing operations and are adjusted to exclude the impact of the ARS liquidation this year and the tax benefit and investment loss last year.
Before we begin today’s call, I need to remind everyone that during this conference call, members of management will make certain forward-looking statements based upon information which represents the Company’s current expectations or beliefs. The actual results may be materially different from these expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC.
Now I will turn the call over to Jim.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Thanks, Judy. Good morning and thanks for joining us. I’ll begin by recapping our performance for the fourth quarter and fiscal 2010, and then provide my perspective as we look towards 2011. Roger will provide an update from a merchandising point of view and then Joan will take you through the financials and our outlook.
I am pleased to report that we made progress, even though it was not as significant as we would have hoped. Let me share with you some color. In the fourth quarter and fiscal 2010, we achieved an increase in our operating margin and generated EPS growth, despite a decline in sales.
Our fourth-quarter operating margin expanded to 14.6% from 13.3% last year. Fourth-quarter EPS increased 16%, and our adjusted annual EPS grew 11%. For the year, operating income was $317 million and cash flow was once again quite strong. We ended the year with cash and investments of $740 million, and after returning $400 million to shareholders through 2010 stock buyback and dividend payments.
The improvements we made reflect initiatives I discussed on our last conference call. Specifically, we took actions to strategically manage the business in what continued to be a very challenging retail environment. We have strengthened assortments appropriately, managed inventory levels and we’ve realigned our talent.
Our results also reflect our disciplined approach to expenses, and that too contributed to the operating profit improvement for both the year and the fourth quarter.
We continue to make progress implementing our corporate profit initiatives, which are aimed at gaining efficiencies across our supply chain and production operations, as well as reducing overhead costs. These projects are expected to deliver $20 million to $30 million in savings over the next two years.
Now as we look to fiscal 2011, we are building on this progress and positioning our brands for long-term profitable growth. Roger and I will provide some additional color here, highlighting the prospects for our AE

Brand, aerie and our direct-to-consumer, especially in the international marketplace, as well as our outlook for the 77kids. We expect to see major benefits from these efforts to occur in fiscal 2012.
A key priority in 2011 is to drive increased productivity at the American Eagle Brand as we work to bridge the gap between current sales and historic levels. The AE Brand remains among the strongest in today’s marketplace, with meaningful brand equity, great quality and affordable prices. We have real customer loyalty and an established and enduring American heritage.
We continued to lead the market in both men’s and women’s denim. The enviable position we have earned for our brand is a platform for profitable growth here and internationally. Clearly, continued improvements in merchandising will be critical to our success. We made progress in 2010. We were especially encouraged by the response we saw to the assortment in the third quarter.
Our team is focused on delivering more consistent performance. We know where we need to make changes and those efforts are well underway. We see significant potential for growth through bolder investments in key businesses, building on our market-leading position with core customers.
One example is in accessories, where we expanded assortments in handbags, footwear and jewelry, which complements our core offering. Within the aerie brand, we continue to drive sustained profitability and growth and have already witnessed consistent improvement in operating earnings, including in the fourth quarter. During 2010, we’ve repositioned the assortment and we are making further refinements in 2011 to highlight and give greater prominence to the strength of our intimate apparel categories while building more complete lifestyle brands.
We know what our aerie customers want, and we are committed to becoming her go-to destination. We have outstanding talent and our team is very excited about the direction of this business and the opportunities ahead. In 2011, we will open 10 additional aerie locations, bringing our year-end total to 158 stores.
AE direct-to-consumer has a solid foundation of $335 million in annual sales. In the fourth quarter, we achieved a sales increase of 4% and we improved profitability. As we look forward, we expect to expand this business more aggressively in 2011 and beyond. We believe this channel is especially ripe for growth given the demographic of our core customers and the opportunity to drive sales from international consumers.
We are moving forward to enhance the capabilities and the reach of our e-commerce platform, which will include exclusive merchandise and specialty shops, combined with an increased focus on international growth. Given the strength of the AE Brand around the world, e-commerce is a natural complement to the international expansion, which continues to proceed well.
In addition to reaching customers around the world via the Internet, we are also building our physical presence in key markets. We currently have four franchise stores in the Middle East and our sales are exceeding expectations. We plan to open 20 franchised AE stores this year in the Middle East, China, Russia, and Hong Kong. Our international strategy will focus on utilizing partnerships to enter new markets, limiting our investment and our risk, and the overall longer-term capitalizing on the international potential of our direct business.
77kids stores are off to an encouraging start. We continue to incubate the brand as a potential driver of future growth. We currently operate nine locations and we are encouraged by the ramp-up in sales productivity. The concept is differentiated in the marketplace and we have received very positive responses from our customers.
Our plans call for an opening of additional 12 stores in 2011, and that will bring the total to 21 at year-end.
As we work to drive the top line across of all of our businesses, we are also focused on delivering more to the bottom line. As I mentioned earlier, cost reduction measures have helped to partially offset the impact of lower sales, and we will continue moving forward with our profit improvement initiative.
That being said, there is no question we face headwinds with respect to higher product costs in the second half of the year. We are actively managing our supply chain to help mitigate this cost pressure, and we will also make selective adjustments in our pricing and promotional strategies, as appropriate, while maintaining our outstanding value position.
Overall, we look forward to continuing our progress in 2011. We are making significant strides. In absence of the external headwinds we are facing, we would be anticipating a healthy growth to the bottom line in 2011. We are confident that we are moving in the right direction as key strategic and merchandise initiatives gain traction, and we are excited about the opportunities ahead.
Before I turn it over to Roger, I want to briefly comment on an announcement that I have decided to retire, that the Company has initiated a succession planning process. As many of you know, I have been with the Company for more than a decade, and most of that time as CEO, and I have determined that this is the right time to move forward with the leadership transition.
As I discussed this morning, we have a solid foundation in place, with great brands, a world-class business and talented people, and I’ll look forward to working closely with the Board to identify our next CEO and to assure a smooth and seamless handoff. I will remain as CEO until my successor is in place through an orderly transition process.
In the meantime, I will continue working with our team on implementing our strategic plans and take advantage of the many opportunities we see as we continue to position the Company for long-term, profitable growth. Now, I will turn it over to Roger.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: Good morning, everyone. While there are certainly areas to improve on, I must say that I am extremely pleased how our strategic objectives are coming together. First, we have put tremendous talent in place over the past year. Across all brands, I now have critical talent, and importantly, the leadership that can deliver not only great merchandise, but great brands.
I’ll be the first to tell you repositioning an organization as we have takes time. The teams need time to gel together and work within the AE process. I am very proud of the progress we have made and what we have accomplished to date.
As we move forward, I am confident about how our design and merchandising teams are working now, and they are focused on consistently delivering unique, powerful assortments for our core customers.
Secondly, as Jim mentioned, we have a preeminent brand in American Eagle, supported by tremendous equity and loyalty. We continued to gain ground in a number of brand-defining categories. For example, AE jeans, as well as non-denim bottoms, are a real strength, and produced positive results throughout 2010, including the fourth quarter.
Additionally, we are extremely pleased with the customers’ response to our expanded accessory business.
However, in the fourth quarter, we had some areas that were not up to our expectations. Women’s tops, including sweaters, should have been stronger. On the men’s side, frankly, we did not invest enough in key items and missed an opportunity to drive higher volumes. Additionally, we faced an environment in the fourth quarter which was extremely promotional, as peers worked through heavy inventory levels. Our inventories were tightly controlled, which provided support to our margin performance.
Now as we move forward, we will focus our attention on three main priorities. First, we will continue to strengthen assortments, consistently providing on-trend, differentiated fashion. At the core of the AE Brand is our enduring denim business, and that will continue to be critical to our success. It is the foundation of our brand. We are clearly the number one market share leader and continue to gain momentum.
Going forward, we will build on this position, providing more newness, more often and being first to deliver new trends. You will see a 360-degree approach to denim. We will launch innovative new fits and washes supported by a powerful in-store presence and strong marketing. As good as we have been in the denim category, we have not yet maximized our potential.
Secondly, we will be bolder about AE’s unique value proposition. We will invest in key items in more depth and categories where we have the opportunity to drive volume, particularly in our sweet spot categories. I want to be clear. We are not lowering prices; rather, we are investing in the price points that are the most compelling to our customers, which represent great value.
In tops, you can expect to see bolder investments in fashion key items again, with more emphasis on our power price points. As a result, the assortments will be tighter and deeper, with more impactful, focused fashion statements.
Third, as Jim mentioned, we are expanding our accessory business in a meaningful way. We have been testing this idea, which has received a tremendous response from our customers and represents an exciting opportunity.
Regarding aerie, I absolutely love the direction we are heading. And as the floor sets continue to unfold this spring, we get closer to the complete expression of the lifestyle brand. It’s great intimates at the core, accompanied by apparel, accessories and personal care, which will become more robust as the year progresses.
Each quarter in 2010, aerie’s financial performance showed improvement and we expect that to continue. We have got the right talent in place and believe we have a unique and differentiated concept with tremendous potential ahead of us.
In summary, our team is energized and focused. We made progress in each of the brands from a merchandising perspective, and are applying our learnings from 2010 and the holiday season to help us fine-tune our strategies and better focus on the specific areas of opportunities we see.
Let me now turn this over to Joan.
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Thanks, Roger, and good morning, everyone. In the fourth quarter, our initiatives to drive profitability lead to an improvement in our operating margin and growth in bottom-line results, even with lower sales. Controlled promotional activity, combined with a reduced expenses, drove stronger operating performance.
Now looking at the details, following a strong third-quarter, we saw the holiday season get off to a positive start. Thanksgiving weekend posted a positive mid-single-digit comp, driven by a powerful lease-line promotion. However, we did not see the expected sales build, especially as we approached Christmas. Total fourth-quarter sales of $916 million were down 4% from the fourth quarter last year and comparable store sales declined 7%.
By brand, AE decreased 7% and aerie was down 6%. AE direct sales increased 4% in the quarter.
Looking at consolidated fourth-quarter sales metrics, transactions declined in the mid single digits, primarily due to traffic, as conversion was relatively flat. The average transaction value increased slightly, supported by an increase in units per transaction. The average unit retail price declined in the low single digits, primarily due to the expansion of lower ticket items within accessories.
Now moving on to margin, the gross margin decreased 160 basis points to 39.4%. The merchandise margin decreased 60 basis points compared to last year. Rent increased as a rate to sales due to new store openings and negative comps.
Turning now to operating expense, SG&A dollars decline $34 million or 15% to $194 million, leveraging 260 basis points. SG&A expense also included $5 million of severance and related charges. The decrease in SG&A resulted from a combination of lower incentive compensation and reductions stemming from our corporate profit initiative.

Building on the momentum established in the third quarter, we achieved cost improvements in virtually all operating areas. For the year, SG&A decreased $12 million to $713 million, leveraging 60 basis points. The $713 million also included $10 million of severance and related charges.
The fourth-quarter operating margin increased 130 basis points to 14.6%. EPS increased 16% to $0.44 per share.
Now turning to the balance sheet, fourth-quarter ending inventory was down 8% and cost per foot declined 7%. This was against an 8% increase in the prior year. We were successful clearing through holiday merchandise and our ending inventory was on plan, including clearance, which was well below last year.
Looking ahead, first quarter 2011 average weekly inventory per foot is planned down in the high single digits against a mid-single-digit increase in the fourth quarter of last year.
Reflecting our reduced spending plan, 2010 CapEx totaled $84 million compared to $127 million in 2009. In 2011, we currently see a CapEx range of $90 million to $100 million, with a little over half relating to new and remodeled stores.
We ended the fourth quarter with cash and investments of $740 million. During the quarter, we repurchased an additional 1.5 million shares, bringing the 2010 total to 15.5 million shares purchased for $216 million. Combined with cash dividends of $183 million, we returned a total of $400 million to shareholders in 2010.
In terms of our outlook, we have numerous opportunities and are opportunistic about our long-term growth plans. In 2011, we are continuing to strengthen assortments, achieve expense efficiencies and challenge all concepts to deliver productive growth.
However, in 2011, we also face headwinds. As Jim discussed, rising product costs are a reality in the back half of the year. Our plan to mitigate cost inflation includes the following. A targeted reduction in markdowns, supported by inventory management and allocation tools; selective price increases, while maintaining our value proposition; and of course, ongoing expense savings.
As we look forward, we are taking a prudent approach to the year as we face uncertainty with the customer response to pricing initiatives.
Let me give some additional insights into our view for 2011. At this time, we expect our financial results to be similar to last year’s adjusted EPS from continuing operations of $1.02. We are targeting comparable store sales growth in the low single digits. Our SG&A expense is planned to increase in the low single digits, where we anticipate continued expense savings, coupled with planned investments in advertising and new store growth.
Depreciation is expected to increase in the low single digits for the year and the effective tax rate is currently expected at 38%.
Now regarding the first quarter, it is important to keep in mind that we are up against the highest quarterly comp performance last year at 5%. Peak spring shopping periods are still to come. That said, we currently expect EPS in the range of $0.13 to $0.17 per share, based on comparable store sales of negative 3% to flat. This compares to $0.17 per share last year.
Embedded in this guidance, SG&A dollars are planned to decline in the low single digits and depreciation is expected to be about flat to last year.
As I conclude our prepared remarks, I am pleased to note that our balance sheet remains exceptionally strong, and with that foundation, we are able to take steps to enhance the overall efficiency and profitability of our organization, position our brands for long-term growth and seek other opportunities to enhance shareholder value.
Now I will turn the call back to Judy.

Judy Meehan- American Eagle Outfitters, Inc.- VP of IR: Thanks, Joan. Now we will move on to Q&A. So that more participants can ask a question, please limit yourself to one question. If we have time, we will take follow-ups. Okay, Rob, we are ready for the first question.
Operator: Thank you. Dana Telsey, Telsey Advisory Group.
Dana Telsey- Telsey Advisory Group- Analyst: Good morning, everyone. Can you talk a little bit about what on the gross margin side of the business, how you are thinking about pricing for 2011? With the merchandise margin down 50 basis points, how do you see that continuing throughout the year? And, Jim, best of luck and we look forward to staying in touch with you.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Thank you.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: Dana, on the pricing, obviously, we are a value-priced organization and brand, and that is consistent with what we want to be. Because our brand is so strong, there are areas within the categories that we do believe that we can take prices up and still be as value-priced as we are. We have tested some of those price points and where it seems that it is doable and it still offers the customers great value, we will do that. In the areas where we have tested and it is not possible, we will not do that. So the total totality of our assortment will still be very price oriented for our customer base.
Dana Telsey- Telsey Advisory Group- Analyst: And, Roger, where do you think you are in getting the women’s business to be more productive?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: I think right now, as you know, we are running — you saw the inventory levels — we are running lean inventory levels. There are many great new players. And we were very cautious in the first quarter. The machine is getting much better at chasing and being nimble, which, as you know, has always been part of our strategy. And this new organization is really, really ramping up.
So based on information that we responded to on fact, the second quarter, we have big chases in place. And we believe that where these big chases are taking place, that second quarter will show you stronger, bigger items that the customer wants from us.
Dana Telsey- Telsey Advisory Group- Analyst: Thank you.
Operator: Michelle Tan, Goldman Sachs.
Michelle Tan- Goldman Sachs- Analyst: Great, thanks. I was wondering if you guys could talk a little more about your guidance for the first quarter. Your comp outlook implies some improvement versus fourth quarter. I wonder if you could give us any sense of what you are seeing now that gives you comfort in that guidance. And then on the gross margin side, it looks like you are guiding down despite the lean inventory. So I am wondering if you could give us color on how you’re thinking about IMU and markdowns in first quarter. Thanks.
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Michelle, I will take that. It’s Joan. The first-quarter guidance, we have included our view of the quarter as flat to negative three. It embeds what we are currently seeing in our business. And we will talk more about that as we get to — more color on that as we get to the first-quarter earnings call.
In terms of our margin, we see that we can — on our leaner inventories, we have the opportunity to produce lower markdowns. However, that is very much largely dependent on the top line. So it’s a top-line story that we are navigating our way through in the first quarter. And to Roger’s point, we believe that we have chased into some stronger key items for the second quarter.
Judy Meehan- American Eagle Outfitters, Inc.- VP of IR: Okay. Rob, we are ready for the next question.

Operator: Brian Tunick, JPMorgan Chase.
Judy Meehan- American Eagle Outfitters, Inc.- VP of IR: Brian, are you there are?
Operator: Stand by. I am bringing Brian through now.
Judy Meehan- American Eagle Outfitters, Inc.- VP of IR: Okay.
Brian Tunick- JPMorgan- Analyst: — in the US, just wanted to understand a little more about the timing of those. And also, Joan, maybe a little more on the delta on the SG&A guidance. I think on the last conference call, you talked about flattish. So maybe just what has changed in the last couple of months on your view on SG&A?
Judy Meehan- American Eagle Outfitters, Inc.- VP of IR: Brian, we missed the first part of your question.
Brian Tunick- JPMorgan- Analyst Sorry — was asking about the store portfolio. I think on the last conference call or two, you have talked about the potential for store closings in the US. Just want to see any update on thoughts there or timing of store closings.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Brian, it’s Jim. Most of the store closings that are planned of any substantial number will be taken in 2012 and 2013. And they could be anywhere between 65 to 100. But it is all pending lease discussions with the landlords, and so it’s a very dynamic number that it is very difficult to pin down and say specifically it is going to be this number or that. But we will have store closings at a greater rate than we have ever in the past.
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Okay, Brian, with respect to SG&A, in the fourth quarter, SG&A was down $34 million. And included in that was some of the severance and severance-related charges, as well as some costs related to our corporate profit initiative. So on an apples-to-apples basis, excluding those costs, SG&A was down 7% year-over-year.
As you look at it on an annual basis, which was where we guided to roughly flat without those costs, the incentive difference as well as the severance costs, it was basically flat.
Brian Tunick- JPMorgan- Analyst: Okay, I meant more the guidance for 2011.
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Okay. For 2011, as we work through our plans, the increase is largely related to advertising as well as new store growth. We have factored in offsetting of some inflationary costs in SG&A with the corporate profit initiatives that carried over into 2011.
And so we feel very pleased that we are able to offset those. Our advertising cost investment really support the product assortment that Roger and team are getting behind for the full year. And the new store is really self-explanatory; it is costs related to opening the stores.
Brian Tunick- JPMorgan- Analyst: Okay. Thanks very much. Congrats, Jim.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Thanks, Brian.
Operator: Jeff Black, Citigroup.
Jeff Black- Citigroup- Analyst: Yes, and let me add my good luck, Jim, on your future endeavors. Hopefully, that includes a lot of relaxing.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: I am actually studying to be a retail analyst.
Jeff Black- Citigroup- Analyst: That won’t take much — come on.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: We will see.

Jeff Black- Citigroup- Analyst: Can you talk a little bit about aerie and did you hit the profit targets? Are we four-wall profitable? And how much progress do we think we can make? You know, give us a little color on where you think the assortments are relative to where they need to be. Thanks.
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: From a financial perspective, Jeff, aerie was basically neutral as a brand in 2010. We essentially hit our targets for the brand. We have stores that are showing promise and have achieved profitability. As we look forward into 2011, we are very optimistic about that brand, and we expect the brand and the four walls to be profitable.
Jeff Black- Citigroup- Analyst: Okay, thank you.
Operator: Christine Chen, Needham & Company.
Christine Chen- Needham & Company -Analyst: Thank you. Just a follow-up on that aerie comment. I mean, the apparel assortment looks very differentiated from the American Eagle assortment. But I was wondering in locations where you have the brands in the same store, have you seen any cannibalization or do you feel like it is a different customer?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: No, actually, Christine, it gives synergy. And I appreciate your comment that it is not like American Eagle. This team that we have assembled over the last six months is quite extraordinary. I mean, the talent in there.
And I just signed off on the summer set, which you’ll see — I think it is around April 14. It just gets more beautiful. The lifestyle apparel parts of the business continue to be very strong. And we really are embarking on a strong undies and bra campaign as we move into the back-to-school season. And we have all of the matchups now. The prints are by far the prettiest in the mall, and you just need to go in there and see it. So I welcome everyone to see the new set in April.
Christine Chen- Needham & Company -Analyst: And then what about in the stand-alone locations? Since you’ve added the apparel, has that been a traffic driver? Are you getting different customers than the intimate apparel customer that you were attracting?
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: The answer to that yes. We are actually attracting — I don’t like using the term older, but we are attracting a customer that is north of 20 years of age. As well as the core demographic.
But I think that to Roger’s point, the styling of the product — the intimate apparel piece is the core but the styling of the complementary products around the intimate apparel has been well-received. And as you stated, it is very different than what we carry in the American Eagle store, and that is by plan, not —.
And we think that there is enough of a female consumer out there that no one is addressing this lifestyle. And we think we have got — we think we have got the inroad. Now it is up to us to continue to capitalize on it, floor set by floor set. So time will tell.
Christine Chen- Needham & Company -Analyst: Great. Thank you and good luck.
Operator: Jennifer Black, Jennifer Black & Associates.
Jennifer Black- Jennifer Black & Associates- Analyst: Good morning, and, Jim, good luck to you.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Thanks, Jennifer.
Jennifer Black- Jennifer Black & Associates- Analyst: I wanted to know how you feel you are positioned for the changing denim trends. I see you have like three styles of flares. Are you in a position to chase if your consumer responds? And then I wondered if you could also comment on how you feel you’re positioned in knits.

Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: Well, obviously, we by far are — and I am proud of this — it’s not an Eagle game — we’re the denim destination, Jennifer. And we started that back in 1993 as part of our mission statement. And obviously — you said we have three styles — obviously, the Bohemian trend is there. We are ahead of it; we are in it. We are going after it appropriately where we want to make the investments.
But it really is about the entire denim assortment. It’s about each individual fit and each individual wash. We test every wash, we test every fit. And then after we have our answers, we make the goods. Our teams in denim, and I invite you to come to our design center — I know you are interested, those denim jeans we have are just marvelous.
Jennifer Black- Jennifer Black & Associates- Analyst: Great. And can you also comment on the knits? And then just going back for a second to the denim, does that mean that you can chase different styles of denim? I know that you have tested, but I want to make sure I understand you can chase whatever you need to chase. And then if you could comment on knits, that would be.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: Yes, of course. We platform denim, which means we have denim — different basis of fabric, based on the styling and the wash we want to generate, we have that fabric platform with our resources. And we have lines that are ready to switch styling if necessary.
So we are very proactive in how we make changes on denim.
And on the knit front, we — I think we have made some changes in the knit category, as we always do in this business. And I think we now have an individual in knitwear with a team under him that is better than we have ever had.
Jennifer Black- Jennifer Black & Associates- Analyst: Okay, so you feel you are well-positioned in knits for spring and summer.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: I do.
Jennifer Black- Jennifer Black & Associates- Analyst: Okay. Thank you and good luck.
Operator: Liz Dunn, FBR Capital Markets.
Liz Dunn- FBR Capital Markets -Analyst: Hi, thank you. I was wondering if you could sort of address use of cash. You clearly have — you were pretty decently aggressive with the buyback and did the special dividend this year. But you still really have an abundance of cash on your balance sheet. So how are you thinking about that?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Liz, what I would remind you of there is that, and to your point, that we did return $400 million of cash to our shareholders, which is essentially cash from operating activities during 2010. Then I would remind you that for 2011 and ‘12, we have 14.5 million shares authorized, which at a $15 share price is over $200 million that we are looking at to return cash.
Liz Dunn- FBR Capital Markets -Analyst: Joan, how much?
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: I would like to note, though, on this, is that one of the things we haven’t really stated is that we are updating our store portfolio this year. We have over 115, 120 projects to remodel stores. This is a very big remodel year for us.
And our remodeled stores have grown — have shown very positive performance once they have been completed. So that is another utilization of cash that we think is going to benefit the Company and the shareholders in the long term.

Liz Dunn- FBR Capital Markets -Analyst: Do you have a minimum amount of cash on the balance sheet that you like to keep just for sort of safety and security purposes?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: That ranges, Liz; earlier in the year, $300 million to $400 million.
Liz Dunn- FBR Capital Markets -Analyst: Great. Thank you.
Operator: John Morris, BMO Capital Markets.
John Morris- BMO Capital Markets- Analyst: Thanks. Jim, congratulations, and wish you all the best as well.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Thanks, John.
John Morris- BMO Capital Markets- Analyst: So, Roger, can you expand a little bit for me on the tops progress that you are making. You know, I know you are saying that there are challenges there, and that is obviously what you have to fix.
So first of all, tell me a little bit about — or tell us a little bit about where you are seeing some progress. And then dive a little bit deeper on where you see the opportunity. What is the fix in tops?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: Well, obviously, it always comes down to hitting the right product and having the right product in the right quantity, John. In terms of the woven category of tops, we have a real strong design team and the wovens are really doing well. Our problem in wovens is we haven’t invested enough inventory, and that you will see coming into the second quarter. We know exactly what is selling and it is doing extremely well for us. The turn is faster than ever. And we will have that inventory in the second quarter.
On the knit front, we have put a new fellow in charge of the knitwear. He was in our design studio. He had a different category. He just came back from a two-week trip to Asia. And I personally think he is a star. And what he has brought back is — I think is quite exceptional. And in this business, we will see.
But we have big reorders coming in in second quarter based on what we did sell in the first quarter. And our inventories are very lean.
As it relates to sweaters, I like the team we have. We had some misses last holiday, and we are working very diligently. I like what we have for back-to-school. And we are working on holiday at this point in time. And while spring two is not a big sweater season, I think on April 17, you will see our summer set, which is our first summer set, and that set is probably the best that I have seen in years.
John Morris- BMO Capital Markets- Analyst: And I think you talked about the accessories — expanding accessories.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: That is, Jim and I have taken this initiative on very aggressively. It is only in X number of stores. In those stores, the traffic is — the traffic generates 13% more traffic in those stores. It is an exciting number. We are moving prudently, but as aggressively as we can into back-to-school and into holiday.
John Morris- BMO Capital Markets- Analyst: Is that expansion in that category going to be across all stores?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: Eventually, it will be.
John Morris- BMO Capital Markets- Analyst: Great. Thanks, guys.
Operator: Janet Kloppenburg, Jacobs Jenner & Kent.

Janet Kloppenburg- JJK Research- Analyst: It’s Janet, JJK Research. Hi, everybody. Congratulations to you, Jim. I am really happy for you.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Thank you, Janet.
Janet Kloppenburg- JJK Research- Analyst: I wanted to ask Roger a couple of questions.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: Only one.
Janet Kloppenburg- JJK Research- Analyst: Hi, Roger. The shift away — I am sensing a shift away from classics for the brand, and I would like you talk a little bit about that. There’s obviously more fashion on the women’s side. I don’t see as much of it on the men’s side. I’m wondering if you could just talk to us a little bit about your positioning and what you would like to achieve, and if the customer understands that perhaps American Eagle is no longer a classic, as they used to be.
And I am also wondering if you could talk about the men’s business. There has been weakness there recently, and I am wondering if you have seen that improve.
And just lastly, the comp shows are down right now; it sounds that way from Joan — or flattish. And given — it sounds like everything is pretty good in the assortments. I was just wondering what categories are giving you the challenges to prevent the comp from being positive. Thanks so much.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: Let me see if I can address your — some of your questions. First, the goods are turning faster this year than last year, but we own considerably less units — you see the inventory — than last year. We didn’t want to frontload, because these really are new teams. I want these teams to be nimble. So we will be getting back into things we know about. And I think when you go into the store on April 17 and you look at the set, you should call me and tell me what you think.
Janet Kloppenburg- JJK Research- Analyst: Okay.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: I think it is a very strong set. And that talks to the whole element of, yes, we are a preppy stores, but we are a preppy store with all of the fashion elements of the time. And I think when you see this set, you will not see any lacking as relates to the fashion side of the business.
On the men’s side, we did it to ourselves. We ran the inventories in fourth quarter on the men’s side were dramatically too low. It was a mistake and that will be corrected. The customer wanted to buy all of our men’s product. We just didn’t have enough to give to them. We are the preeminent number one brand in this space in menswear.
Operator: Randy Konik, Jefferies & Company.
Randy Konik- Jefferies & Company- Analyst: Yes, thanks a lot. First question, Jim, you talked about, I think, 65 to 100 store closures 2012/’13. Is that cumulative, or is that per year?
And what do you see as the right size for the American Eagle fleet of stores in the US?
And then just lastly for Joan, does the EPS outlook for 2011 — does that include share buyback? If so, how much? And then I guess on the comp guidance of the low single-digit positive comp expectation, how are you thinking about the composition of AUR versus transactions as we progress through the year on that comp assumption? Thanks.

Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: The closing number, Randy, is cumulative. I think that the portfolio for the American Eagle Brand, based on the demographic that we attract, is — I would be very comfortable with somewhere around 900 stores, in that range.
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Randy, can you repeat your question for me, please, on the EPS outlook?
Operator: Randy has left the question queue.
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Okay. The AUR question that you had, Randy, related to 2011. We expect AUR to increase over the course of the year, basically due to mix and some of this selective price increasing, but largely due to mix. And we will see that throughout the year.
Operator: Dorothy Lakner, Caris & Company.
Dorothy Lakner- Caris & Company- Analyst: Thanks, and good morning, everyone. Congratulation to Jim, but no relaxing just yet.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Definitely not. This team won’t allow it unfortunately, as much as I would like to.
Dorothy Lakner- Caris & Company- Analyst: Just a couple of questions. On the re-models, obviously, you are doing a lot of those and it does have an impact on performance. How many of those are going to be expansions?
And then for Roger, I saw the expanded accessories assortment in Garden State. It looks great. But just wondered if you could give us a little bit more clues as to how many stores it is in now and how many you would expect to have it in by holiday.
And then lastly, just another question, a little bit more color on knits. And you talked about wovens, you didn’t have enough for the spring season. Is the knits category still dominant? Will wovens carry the day? When do you think you will feel comfortable with where you are on the knits side?
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Okay. On the remodels, Dorothy, the majority of them are not expanded, based on — they are from an era where Roger and I mutually agreed that we would go to larger stores. So that when I came here 11 years ago, these sort of stores that were in the year two of a 10-year lease. And so they are pretty much right-sized. So I would say you have to use the 80/20 rule. 80% are not expanded, but they are updated; and the other 20% have modest expansion, based on that they are undersized and they are in markets where we deem to be undersized, and we want to take on a little bit of a larger footprint.
Dorothy Lakner- Caris & Company- Analyst: Great.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: On the elements of categories, Dorothy, the accessories that you saw in Garden State — I appreciate you liked it so much. We love it as well. And the response — we really only have it in 10 stores at this point in time — the response we see is quite extraordinary.
It is going to move for summer into 40 stores, and then into — for holiday, we will have it up and running in over 250 stores. As we move into next year, we’re working — Jim and I, strategically, in terms of space in stores, how best to put it in so we can put it into the rest of the chain. Our bottoms business is pretty damned strong, and I think — go take a look at the set April 17 as relates to knitwear.
Dorothy Lakner- Caris & Company- Analyst: Okay. Thank you.
Operator: Sean Naughton, Piper Jaffray.

Sean Naughton- Piper Jaffray- Analyst: Hi, thanks for taking my question. In terms of malls where you have seen some direct competitors exit at the end of last year, have you seen any improvement in your business ahead of the rest of your chain? Is there anything in particular you are doing to capture that traffic?
And then secondly, the outlook and guidance that you provided for EPS, are you including any share repurchase in the first quarter or for the full year? Thank you.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Where there has been some exiting of some competition that aligns to the American Eagle Brand, we have seen that we are — have been positioned to take advantage and improve our overall market share. And I would say that would continue if others fall out.
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Thank you for repeating Randy’s question, Sean.
Sean Naughton- Piper Jaffray- Analyst: It was on my list as well.
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: It does not include share repurchase. That is on an average of roughly 198 million shares for the year.
Sean Naughton- Piper Jaffray- Analyst: Okay. Thanks a lot and best of luck.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Thank you.
Operator: Kimberly Greenberger, Morgan Stanley.
Kimberly Greenberger- Morgan Stanley- Analyst: Oh, great. Thank you, good morning. I was wondering if you could help us understand the international opportunity. How do the economics flow through to American Eagle’s P&L? Is it a mid to high single digit percentage of sales in those stores? Just any color you can offer there would be great.
And then I am hoping you can just update us on your progress with getting the aerie stores to profitability. Where are you there and what are your goals here this year? And where are we on a sales per square foot basis? Thanks so much.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Well, the international right now is, as I stated, it is rather small. So it is not really a major contributor to the overall profitability.
As we move forward and we expand our presence through both franchise operations as well as joint ventures, I would expect that we would start to see an appreciable contribution in the years — probably a bit in 2012, but definitely in 2013 and forward.
We are — right now — all of our — these locations that I mentioned in the prepared statements in the countries that I mentioned are all franchise operations. And we are now looking at a number of countries where we are going to be going at — probably at it with a joint venture, which has a little more risk built in, but it also has a higher ROI. And so the more of those we get into, and if we are successful, and I would hope we would be, international will be a tremendous contributor to profitability at American Eagle, as well as expanding the brand presence throughout the world. And as Roger mentioned, also I think it will enhance our overall direct-to-consumer business and vice versa.
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: And then, Kimberly, aerie as a brand in 2010 was profitable. We have had some stores that showed a good improvement in profitability in ‘10. For 2011, we expect the store group to be profitable and demonstrate four-wall profitability, which then would obviously drive accretion for 2011.
We think that the brand is making nice progress. It improved year-over-year in 2010 and we expect to see the same improvement in ‘11. And interesting to Roger’s comments, the brand is — has continued to evolve. It has established itself as a lifestyle. And — with the foundation of intimates, so there is a lot of promise there.

Kimberly Greenberger- Morgan Stanley- Analyst: Thank you so much.
Operator: Laura Champine, Cowen and Company.
Laura Champine- Cowen and Company- Analyst: Good morning, guys, and congratulations on your retirement, Jim.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Thank you, Laura.
Laura Champine- Cowen and Company- Analyst: My question, to the extent that you can comment now, how much do you think your AUR has to increase in the back half of the year to fully pass on your cost pressures?
And if you can go back through your history of there has been a period of similar cost inflation, can you talk about what you learned then about elasticity of demand and how that is influencing your unit plan for the back half of the year?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Laura, we see the AUR increasing in the back half of the year, as I mentioned earlier. However, we do not expect that to offset the inflationary costs on its own, in terms of the product costs.
We are doing other things, including selective price increases, which is reflected there, but other things within our inventory management; we are reducing markdowns, with our allocation tools. And as Roger mentioned, buying closer to need and buying the things that we know about, which enables us to chase and turn our inventory faster.
The other thing, obviously, we are also doing, and it is reflected in our guidance, is our cost savings initiatives. And we are relying on those three levers to enable us to deliver that flat outlook. Roger, can you comment on earlier years?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman, Executive Creative Director: Well, this is — I have been in this business, as you all know, a long, long time. And each year, every time there was going to be cost increases, I quite didn’t believe it, and it never really happened, I must tell you.
This is the first time that the raw commodity goods — take cotton, that was a year and a half ago $0.60 a pound, and now we are talking about over $2.00 a pound — and think about the weight of a denim jean, quite frankly. So the costs are going up. This is a great brand, and we have tested raising prices in some instances, $5.00, and in the right items, the customer responds as though there was no price increase. On other items, that is not the case. So we have to be very careful where we can do it. But there is no question that the costs are going up for everyone in the business. And I think relatively, we are pretty well positioned in terms of the volume of the country and the competition.
Judy Meehan- American Eagle Outfitters, Inc.- VP of IR: Okay, Rob. We will take one more question.
Operator: Richard Jaffe, Stifel Nicolaus.
Richard Jaffe- Stifel Nicolaus- Analyst: Thanks very much, guys. Really just a follow-up on the price increases and units planned for inventory. Looking forward to fall and we see your inventory is going to be bought with dollars. How do you think that’s skewing or reducing the number of units, and particularly with your conservative outlook for inventory, and how that is going to play out in terms of average unit retail and the inventory and comp guidance?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Well, clearly at this time, we are positioning third quarter, Richard, so we would expect units to be down in the third quarter.
Richard Jaffe- Stifel Nicolaus- Analyst: And on a percentage basis?

Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: We are still working through — we’re basically through July and August, so it would be premature to really give percentages at the time.
Richard Jaffe- Stifel Nicolaus- Analyst: Okay. Thank you.
Judy Meehan- American Eagle Outfitters, Inc.- VP of IR: Okay, that concludes our call today. Our first-quarter announcement is scheduled for Wednesday, May 25. Thanks for your participation today and have a great day.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Thank you.